Exhibit 10.1

Execution Version

Mutual Termination of Merger Agreement

December 11, 2021

WHEREAS, on May 15, 2021, SCVX Corp., a Cayman Islands exempted company (“Acquiror”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acquiror, Bloom Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and Bright Machines, Inc., a Delaware corporation (the “Company” and, together with Acquiror, the “Parties”). Capitalized terms used but not defined in this agreement (this “Agreement”) shall have the meaning ascribed to them in the Merger Agreement.

WHEREAS, pursuant to Section 10.01(a) of the Merger Agreement, the Merger Agreement may be terminated by mutual written consent of the Company and Acquiror; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the Merger Agreement, effective as of December 11, 2021 (the “Termination Date”), pursuant to Section 10.01(a) of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of Acquiror and the Company agree as follows:

Section 1. Termination of the Merger Agreement. The Merger Agreement is hereby terminated, effective as of the Termination Date (the “Merger Agreement Termination”).

Section 2. Survival. In accordance with the terms set forth in Section 10.02 of the Merger Agreement, that certain Confidentiality Agreement and Sections 6.04, 8.04, 10.02 (except as modified by Section 4 below) and Article XI of the Merger Agreement (the “Surviving Provisions”) and any other Section or Article of the Merger Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall not be superseded or affected by this Agreement and shall survive the Merger Agreement Termination.

Section 3. Press Release. The Parties shall issue a press release with respect to the Merger Agreement Termination in the form of Exhibit A hereto. Thereafter, none of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Merger Agreement Termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the Merger Agreement Termination to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Party.

Section 4. Release.

i.	Acquiror, for itself, and on behalf of its Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company and its Affiliates and each of its respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated by the Merger Agreement.

ii.	The Company, for itself, and on behalf of its Affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge Acquiror, Merger Sub and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Merger Agreement, the Ancillary Agreements or the transactions contemplated by the Merger Agreement.

Section 5. Further Assurances. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its Representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the termination of the Merger Agreement contemplated herein.

Section 6. Allocation of Fees. In accordance with Section 11.05 of the Merger Agreement, each Party shall pay its own expenses incurred in connection with the Merger Agreement, this Agreement and the transactions contemplated by the Merger Agreement, including all fees of legal counsel, financial advisers and accountants. In accordance with Section 8.02(a) of the Merger Agreement, the Company hereby agrees to pay Acquiror $71,346.32, representing fifty-percent (50%) of the fees and expenses incurred in connection with the preparation and filing of the registration statement (other than the fees and expenses of advisers).

Section 7. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

Section 8. General Provisions. The provisions of Article XI of the Merger Agreement, to the extent not already set forth in this Agreement, are incorporated herein by reference and form a part of this Agreement as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BRIGHT MACHINES, Inc.

By:	/s/ Lior Susan
	Name:	Lior Susan
	Title:	GP

SCVX CORP.

By:	/s/ Mike Doniger
	Name:	Mike Doniger
	Title:	CEO

Exhibit A

Press Release